As filed with the Securities and Exchange Commission on February 19, 2016

Registration Statement No. 333- 207761

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREAT BASIN SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	83-0361454
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2441 South 3850 West

Salt Lake City, UT 84120

(801) 990-1055

(Address and telephone number of registrant’s principal executive offices)

Ryan Ashton

Chief Executive Officer

Great Basin Scientific, Inc.

2441 South 3850 West

Salt Lake City, UT 84120

(801) 990-1055

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Marx Jason Brenkert Dorsey & Whitney LLP 136 South Main Street, Suite 1000 Salt Lake City, Utah 84101-1685 (801) 933-7363	John D. Hogoboom Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 (212) 262-6700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-207761

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended. This registration statement complies with the requirements that apply to an issuer that is an emerging growth company.

This Registration Statement shall become effective upon filing in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

Explanatory Note: This Post-Effective Amendment No. 1 to Form S-1 Registration Statement (333-207761) is filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended (the “Securities Act”), solely to add exhibits to the previously effective Registration Statement by removing the previously filed Exhibit 5.1 and replacing it with Exhibit 5.1 filed herewith in order to reflect an increase in the number of units covered by the legal opinion of Dorsey & Whitney LLP. Accordingly, this Post-Effective Amendment No. 1 consists only of a facing page, this explanatory note and Part II Item 16(a) of the Registration Statement on Form S-1 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Salt Lake City, State of Utah, on the February 19, 2016.

GREAT BASIN SCIENTIFIC, INC.

By:	/s/ Ryan Ashton
Ryan Ashton
President, Chief Executive Officer, and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Ryan Ashton Ryan Ashton	President, Chief Executive Officer and Director (Principal Executive Officer)	February 19, 2016

/s/ Jeffrey A. Rona Jeffrey A. Rona	Chief Financial Officer (Principal Financial and Accounting Officer)	February 19, 2016

/s/ David Spafford David Spafford	Director and Executive Chairman	February 19, 2016

/s/ Kirk Calhoun Kirk Calhoun	Director	February 19, 2016

/s/ Ronald K. Labrum Ronald K. Labrum	Director	February 19, 2016

/s/ Sam Chawla Sam Chawla	Director	February 19, 2016

EXHIBIT INDEX

Exhibit No.	Description

3.1	Seventh Amended and Restated Certificate of Incorporation of Great Basin Scientific, Inc. as amended through December 11, 2015 (12)

3.3	Amended and Restated Bylaws of Great Basin Scientific, Inc. (2)

3.4	Form of Certificate of Designation of Series E Convertible Preferred Stock. (5)

3.5	Certificate of Amendment to Certificate of Designation of Series E Convertible Preferred Stock, as filed with the Delaware Secretary of State on June 23, 2015. (7)

4.1	Specimen certificate evidencing shares of common stock. (2)

4.2	Amended and Restated Voting Agreement dated as of July 30, 2014. (1)

4.3	Third Amended and Restated Investor Rights Agreement dated as of April 21, 2014. (1)

4.4	Form of Second Amended and Restated Series C Warrant. (8)

5.1*	Legal Opinion of Dorsey & Whitney LLP

10.1	Master Lease Agreement by and between Onset Financial, Inc. and Great Basin, dated as of October 16, 2013 (“Onset Lease Agreement”). (1)

10.2	Schedule 001 for Onset Lease Agreement dated October 16, 2013, as amended by that certain amendment dated December 10, 2013 and associated (i) Acceptance and Delivery Certificate, (ii) Bill of Sale and (iii) Sale and Leaseback Agreement. (1)

10.3	Schedule 002 for Onset Lease Agreement dated March 14, 2014, as amended by that certain amendment dated March 18, 2014 and associated (i) Acceptance and Delivery Certificate, (ii) Bill of Sale and (iii) Sale and Leaseback Agreement. (1)

10.4	Financial Advisory Agency Agreement by and between Great Basin and Rona Capital, LLC, dated as of April 15, 2014 (Series D Compensation). (1)

10.5	Financial Advisory Agency Agreement by and between Great Basin and Rona Capital, LLC, dated as of April 15, 2014 (IPO Compensation). (1)

10.6	Great Basin 2006 Stock Option Plan and forms used in connection therewith. (1)

10.7	Great Basin 2014 Stock Option Plan and forms used in connection therewith. (1)

10.8	Great Basin Scientific, Inc. 2014 Omnibus Incentive Plan, as amended. (6)

10.9	Form of Stock Option Agreement. (2)

10.10	Letter of Appointment Regarding Appointment of David Spafford as Executive Chairman. (3)

10.11	Amended and Restated Series D Preferred Stock and Warrant Purchase Agreement dated July 30, 2014 (the “Series D Purchase Agreement”). (1)

10.12	Form of Class A Warrant to Purchase common stock issued to investors pursuant to the Series D Purchase Agreement. (1)

10.13	Form of Class B Warrant to Purchase common stock issued to investors pursuant to Series D Purchase Agreement. (1)

10.14@	License and Supply Agreement by and between Biohelix Corporation and Great Basin, effective as of January 9, 2009, as amended by (i) that First Amendment dated June 25, 2010, and (ii) that Second Amendment dated January 18, 2011. (1)

10.15@	License Agreement by and between Integrated DNA Technologies, Inc. and Great Basin, effective as of August 5, 2010, as amended by (i) that First Amendment dated February 21, 2012, (ii) that Second Amendment dated October 17, 2012, (iii) that Third Amendment dated February 21, 2013 and (iv) that Fourth Amendment dated March 19, 2014. (1)

10.16	Reimbursement Agreement dated as of October 30, 2013 by and between Great Basin and Utah Autism Foundation. (1)

Exhibit No.	Description

10.17	Reimbursement Agreement dated as of March 21, 2014 by and between Great Basin and Utah Autism Foundation. (1)

10.18	Reimbursement Agreement dated as of October 30, 2013 by and between Great Basin and Spring Forth Investments, LLC. (1)

10.19	Security Agreement dated as of October 30, 2013 by and between Great Basin and Utah Autism Foundation. (1)

10.20	Security Agreement dated as of March 21, 2014 by and between Great Basin and Utah Autism Foundation. (1)

10.21	Security Agreement dated as of October 30, 2013 by and between Great Basin and Spring Forth Investments, LLC. (1)

10.22	Employment Agreement with Ryan Ashton. (2)

10.23	Employment Agreement with Jeffrey A. Rona. (2)

10.24	Employment Agreement with Robert Jenison. (2)

10.25	Lease Agreement between JTM, Inc. and Great Basin, dated April 26, 2010, as amended by that certain amendment dated July 1, 2012 (South Side Lease). (1)

10.26	Lease Agreement between JTM, Inc. and Great Basin, dated September 6, 2012 (North Side Lease). (1)

10.27	Loan and Issuance Agreement by and between Great Basin and Spring Forth Investments, LLC, dated July 18, 2014. (1)

10.28	Promissory Note dated July 18, 2014 in favor of Spring Forth Investments, LLC. (1)

10.29	Form of Warrant to Purchase common stock. (4)

10.30	Form of Warrant to Purchase common stock or Preferred Stock. (4)

10.31	Form of Warrant to Purchase common stock. (4)

10.32	Form of Series A Warrant. (3)

10.33	Form of Series B Warrant. (3)

10.34	Amended and Restated Form of Series C Warrant (amended and restated as of June 23, 2015). (7)

10.35	Form of Unit Purchase Option issued in connection with the Registrant’s follow-on offering. (5)

10.36	Form of Representative’s Warrant issued in connection with the Registrant’s initial public offering. (3)

10.37	Loan Agreement between Great Basin and Spring Forth Investments, LLC, dated February 12, 2015. (5)

10.38	Form of Placement Agent Agreement. (15)

10.39	Form of Subscription Agreement. (12)

10.40	Form of Series E Warrant. (15)

10.41	Form of Prefunded Series F Warrant (13)

10.42	Form of Second Amendment Agreement dated December 7, 2015 (8)

10.43	Securities Purchase Agreement dated December 28, 2015 (9)

10.44	Form of Senior Secured Convertible Note, filed as Exhibit A to the Securities Purchase Agreement (9)

10.45	Form of Series D Warrant, filed as Exhibit B to the Securities Purchase Agreement (9)

10.46	Registration Rights Agreement, filed as Exhibit C to the Securities Purchase Agreement (9)

10.47	Pledge and Security Agreement, filed as Exhibit D to the Securities Purchase Agreement (9)

10.48	Amendment Agreement to Securities Purchase Agreement between the Company and certain holders of its Notes and Series D Warrants, dated February 8, 2016 (10)

10.49	Settlement Agreement between the Company and Dawson James dated February 8, 2016 (11)

10.50	Consulting Agreement between the Company and Dawson James dated February 8, 2016 (11)

10.51	Amendment Agreement to Registration Rights Agreement between the Company and certain holders of its Notes and Series D Warrants, dated February 13, 2016. (14)

Exhibit No.	Description

23.1	Consent of Mantyla McReynolds LLC, independent registered public accounting firm (15)

23.2*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page)

101.INS	XBRL Instance Document (12)

101.SCH	XBRL Taxonomy Extension Schema Document (12)

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document (12)

101.DEF	BRL Taxonomy Extension Definition Linkbase Document (12)

101.LAB	XBRL Taxonomy Extension Label Linkbase Document (12)

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document (12)

*	Filed herewith
**	Previously filed.
@	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a grant of confidential treatment from the SEC.
(1)	Filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-197954) filed with the SEC on August 20, 2014, and incorporated herein by reference.
(2)	Filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-197954) filed with the SEC on September 8, 2014, and incorporated herein by reference.
(3)	Filed as an exhibit to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-197954) filed with the SEC on September 23, 2014, and incorporated herein by reference.
(4)	Filed as an exhibit to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-197954) filed with the SEC on September 24, 2014, and incorporated herein by reference.
(5)	Filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-201596) filed with the SEC on February 24, 2015, and incorporated herein by reference.
(6)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-3662) filed with the SEC on June 2, 2015, and incorporated herein by reference.
(7)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-3662) filed with the SEC on June 23, 2015, and incorporated herein by reference.
(8)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662 ) filed with the SEC on December 7, 2015 and incorporated herein by reference.
(9)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on December 28, 2015 and incorporated herein by reference
(10)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on February 8, 2016 and incorporated herein by reference
(11)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on February 8, 2016 and incorporated by reference.
(12)	Filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-207761) filed with the SEC on February 9, 2016 and incorporated herein by reference.
(13)	Filed as an exhibit to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-207761) filed with the SEC on February 11, 2016 and incorporated by reference.
(14)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on February 16, 2016 and incorporated herein by reference.
(15)	Filed as an exhibit to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-207761) filed with the SEC on February 16, 2016 and incorporated by reference.